The following are subsidiaries of Southern BancShares (N.C.), Inc. :

               Subsidiary                     State of Incorporation

Southern Bank and Trust Company                   North Carolina

Goshen, Inc.                                      North Carolina

Goshen Properties, Inc.                           North Carolina